EXHIBIT 99.2 - ANNUAL REPORT OF ACCOUNTANT RELATIVE TO SERVICING

Report of Independent Registered Public Accounting Firm

The Board of Directors

CarMax Business Services, LLC:

We have examined management’s assertion about CarMax Business Services, LLC’s (CarMax) compliance, as Servicer, with section 3.9 of the Sale and Servicing Agreement (see excerpt attached), dated December 1, 2005 (the Agreement), between CarMax, as Servicer, CarMax Auto Funding LLC, as Depositor, and CarMax Auto Owner Trust 2005-3, for the period from December 1, 2005 through February 28, 2006, included in the accompanying Management Report. Management is responsible for CarMax’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about CarMax’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about CarMax’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CarMax’s compliance with specified requirements.

In our opinion, management’s assertion that CarMax Business Services, LLC complied with the requirements of the aforementioned section of the Agreement during the period from December 1, 2005 through February 28, 2006 is fairly stated, in all material respects.

/s/ KPMG LLP

May 26, 2006

Management Report

Management of CarMax Business Services, LLC (CarMax), as Servicer, is responsible for compliance with the servicing requirements in section 3.9 of the Sale and Servicing Agreement dated December 1, 2005, (the “Agreement”) between CarMax Auto Funding LLC, as Depositor, CarMax, as Servicer, and CarMax Auto Owner Trust 2005-3.

Management has performed an evaluation of CarMax’s compliance with the aforementioned section of the Agreement for the period beginning on December 1, 2005 and ended February 28, 2006. Based upon this evaluation, management believes that, during the period beginning on December 1, 2005 and ended February 28, 2006, CarMax, as Servicer, was materially in compliance with the aforementioned section of the Agreement.

CarMax, Inc. and subsidiaries

/s/ Austin Ligon	/s/ Keith D. Browning
Austin Ligon	Keith D. Browning
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

May 26, 2006

Excerpt from SALE AND SERVICING AGREEMENT, dated as of DECEMBER 1, 2005 among CARMAX AUTO OWNER TRUST 2005-3, as Issuer, CARMAX AUTO FUNDING LLC, as Depositor, and CARMAX BUSINESS SERVICES, LLC, as Servicer, which was filed with the Securities and Exchange Commission on Form 8-K on December 16, 2005

SECTION 3.9 Servicer’s Certificate

On or before the Determination Date immediately preceding each Distribution Date, the Servicer shall deliver to the Depositor, the Seller, the Owner Trustee, the Indenture Trustee and each Paying Agent, with a copy to the Rating Agencies, a certificate of a Servicing Officer substantially in the form of Exhibit A (a “Servicer’s Certificate”) and attached to a Servicer’s report containing all information necessary to make the transfers and distributions pursuant to Sections 4.5, 4.6 and 4.7, together with the written statements to be furnished by the Owner Trustee to the Certificateholders pursuant to Section 4.9 and by the Indenture Trustee to the Noteholders pursuant to Section 4.9 and pursuant to Section 6.6 of the Indenture. The Servicer shall separately identify (by account number) in a written notice to the Depositor, the Owner Trustee and the Indenture Trustee the Receivables to be repurchased by the Depositor or to be purchased by the Servicer, as the case may be, on the Business Day preceding such Distribution Date, and, upon request of one of the foregoing parties, each Receivable which became a Defaulted Receivable during the related Collection Period. The Servicer shall deliver to the Rating Agencies any information, to the extent it is available to the Servicer, that the Rating Agencies reasonably request in order to monitor the Trust.